Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS FIRST QUARTER

FISCAL 2007 RESULTS

MEDFORD, Oregon, November 13, 2006 – Harry & David Holdings, Inc., announced today financial results for the first fiscal quarter ended September 30, 2006.

Net sales for the fourteen-week period ended September 30, 2006 were $65.9 million, an increase of $8.2 million, or 14.2%, over the thirteen-week period ended September 24, 2005. Fiscal 2007 includes 53 weeks, with the extra week included in the Company’s first quarter. The net sales increase of $2.9 million in the first quarter of fiscal 2007 from the same period in fiscal 2006, normalized for a thirteen-week period, was primarily driven by the Company’s Harry & David retail stores and wholesale division sales of Harry & David® products.

For the first quarter of fiscal 2007, EBITDA, which the Company defines as earnings before net interest expense, income taxes, depreciation and amortization, was a positive $2.2 million compared to a loss of $19.6 million in the same period last fiscal year. The improved EBITDA was due to selective product price increases and higher delivery charges in the Harry & David Direct Marketing segment, as well as a benefit from a one-time $15.8 million non-cash curtailment gain associated with the soft freeze of the Company’s pension plan, effective June 25, 2006.

The pre-tax loss for the first quarter of fiscal 2007 was $9.5 million, compared to a pre-tax loss of $31.2 million reported in the same period last fiscal year, primarily due to the one time $15.8 million non-cash curtailment gain mentioned above, and a lower operating loss of $18.3 million in the first quarter of fiscal 2007 compared to an operating loss of $24.8 million in the first quarter of fiscal 2006. Net loss for the first quarter of fiscal 2007 was $5.9 million, reflecting an effective tax rate of 38.4%, compared to a net loss of $17.3 million, reflecting an effective tax rate of 44.6%, reported in the same period last fiscal year. The effective tax rate for the interim period in fiscal 2007 varies from the similar period in fiscal 2006 principally due to a higher effective state tax rate and adjustments to state net operating losses in fiscal 2006.

“Our performance is largely the result of cumulative corrective actions, including product price and delivery charge increases to off-set rising costs and lower markdowns and discounts.”

said Bill Williams, President and Chief Executive Officer. “We are encouraged by early customer demand, particularly in light of the pricing adjustments, and plan to carry this momentum through the fiscal 2007 holiday season.”

Gross profit margin was 35.5% in the first quarter of fiscal 2007 compared to 25.9% in the same period last year. The improvement was driven by increased product prices and delivery charges, lower markdowns and discounts combined with lower delivery, the timing of royalty expenses, a timing shift in deferred costs driven by higher inventory levels and production efficiencies.

For the first quarter of fiscal 2007, selling, general and administrative expenses increased to $41.7 million from $39.8 million in the same period last fiscal year. Excluding the fourteenth week, selling, general and administrative expenses were $1.5 million lower than the same period last fiscal year, and as a percentage of consolidated net sales, decreased to 63.3% in the first quarter of fiscal 2007 from 68.9% in the first quarter of fiscal 2006, as the Company leveraged fixed expenses over higher net sales and benefited as payroll expenses were lower than last year.

Net sales highlights by operating segment were as follows:

•	Harry and David Direct Marketing’s segment net sales, which include catalog, Internet, business-to-business and outbound telemarketing sales, as well as delivery income, were $27.8 million in the fourteen-week period ended September 30, 2006, up 6.5% from $26.1 million in the thirteen-week period ended September 24, 2005. Excluding the fourteenth week, which accounted for approximately $1.6 million of this increase, sales were relatively flat compared to last fiscal year, despite a decrease in items shipped and a 7.5% decrease in Harry & David direct marketing catalog circulation in the first quarter of fiscal 2007. Sales were achieved through a combination of increased product prices and higher delivery charges that took effect in the spring of fiscal 2006, as well as lower markdowns and discounts compared to the first quarter of the prior fiscal year and a net shipment carry-in from the fourth quarter of fiscal 2006 of approximately $580,000.

•	Harry and David Stores’ segment net sales increased 16.5% to $25.4 million in the fourteen-week period ended September 30, 2006, from $21.8 million in the thirteen-week period ended September 24, 2005. Excluding the fourteenth week, which contributed $1.9 million in net sales, the remaining increase of $1.7 million was due to strong comparable store sale increases, selected product price increases and favorable changes in product mix. Harry & David Stores opened four new stores during the first quarter of fiscal 2007 and ended the quarter with 134 stores in operation compared to 135 stores in operation last fiscal year. Comparable store sales increased 17.0% for the fourteen weeks ended September 30, 2006 and, excluding the fourteenth week, increased 8.5% as compared to last fiscal year. September 2006 marks the 34th consecutive month of positive comparable store sales.

•	Jackson & Perkins’ segment net sales decreased 35.1% to $3.7 million in the first quarter of fiscal 2007 due to later timing of royalty income in the wholesale division and a change in the Jackson & Perkins direct marketing strategy to reduce catalog circulation to less profitable customers and to fewer prospective customers. Catalog circulation in Jackson & Perkins’ direct marketing division was down over 29% from the same period last fiscal year. Jackson & Perkins wholesale division net sales decreased $1.9 million to $0.2 million in the fourteen-week period ended September 30, 2006, primarily due to later timing of royalty income. Sales from non-rose farm crops decreased $0.2 million in the first quarter of fiscal 2007 from the same period last fiscal year to $1.0 million, due to fewer contracted acres than in the prior fiscal year.

•	Other category net sales increased 114.3% to $9.0 million in the fourteen-week period ended September 30, 2006. Excluding the fourteenth week, which accounted for $1.9 million of this increase, the remaining $2.9 million increase was due primarily to Harry and David wholesale’s marketing efforts to enhance strategic partnerships and expand distribution. This resulted in significantly increased orders in the current fiscal year.

As of September 30, 2006, the Company had total long-term debt outstanding of $245.0 million, representing the aggregate principal amount outstanding under the Company’s senior notes, and $66.0 million in borrowings outstanding under its revolving credit facility. The Company was in compliance with its covenants under both the revolving credit facility and the indenture governing the senior notes at September 30, 2006. At the end of the first quarter of fiscal 2007, the Company had $4.0 million in cash and cash equivalents and $39.2 million in unused borrowings under its revolving credit facility subject to the available borrowing base determined by an asset-based debt limitation formula.

The Company believes that cash flow from operations, cash and cash equivalents and the available credit facility will be sufficient to fund operations for the next twelve months.

The full interim results for the first fiscal quarter ended September 30, 2006 will be filed with the SEC in a quarterly report on Form 10-Q on November 14, 2006. The first quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding our results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see footnote (2) to the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause our actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to market demand for the Company’s products, production capabilities, relationships with customers, the implementation of the Company’s business and marketing strategies, competition, continued rising fuel and energy costs, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal work force, and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, November 13, 2006 at 2:00 p.m. Pacific (5:00 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-877-502-9274 and international participants should dial 1-913-981-5584. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through November 27, 2006 by dialing 1-888-203-1112 in North America and by dialing 1-719-457-0820 when calling internationally, with all callers using the replay pass code 4141117.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand, and premium rose plants, horticultural products and home and garden décor, marketed under the Jackson & Perkins® brand.

CONTACTS:

Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	Integrated Corporate Relations, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 395-2215

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

	September 30, 2006 Unaudited	June 24, 2006	September 24, 2005 Unaudited
Assets
Current assets:
Cash and cash equivalents	$4,004	$23,802	$13,708
Trade accounts receivable, net	10,455	8,926	6,780
Other receivables	3,278	3,059	3,142
Inventories, net	123,523	74,117	117,154
Prepaid catalog expenses	9,100	3,066	10,907
Income taxes receivable	62	556	399
Other current assets	17,420	10,561	13,867

Total current assets	167,842	124,087	165,957

Fixed assets, net	177,170	174,010	175,915
Intangibles, net	32,157	32,657	34,593
Deferred financing costs, net	14,119	14,813	13,686
Deferred income taxes	9,293	9,293	4,599
Other assets	489	488	577

Total assets	$401,070	$355,348	$395,327

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$43,645	$26,455	$44,627
Accrued payroll and benefits	14,902	14,895	16,054
Deferred revenue	9,595	17,188	7,991
Deferred income taxes	22,483	26,442	9,142
Accrued interest	2,440	5,604	2,030
Accrued restructuring costs	—	—	1,359
Other accrued liabilities	11,375	11,474	8,198
Revolving credit facility	66,000	—	63,000
Notes payable	—	—	125

Total current liabilities	170,440	102,058	152,526

Long-term debt	245,000	245,000	245,000
Accrued pension liability	18,608	35,621	31,929
Other long-term liabilities	3,213	3,119	2,022

Total liabilities	437,261	385,798	431,477

Stockholders’ deficit
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,019,929, 1,019,929 and 1,014,888 shares at September 30, 2006, June 24, 2006 and September 24, 2005, respectively	10	10	10
Additional paid-in capital	4,075	3,954	3,207
Accumulated deficit	(40,276)	(34,414)	(39,367)

Total stockholders’ deficit	(36,191)	(30,450)	(36,150)

Total liabilities and stockholders’ deficit	$401,070	$355,348	$395,327

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Fourteen weeks ended September 30, 2006	Thirteen weeks ended September 24, 2005
Net sales	$65,898	$57,723

Costs and expenses:
Cost of goods sold	42,475	42,756
Selling, general and administrative	41,065	39,399
Selling, general and administrative – related party	250	250
Provision for doubtful accounts	386	137

	84,176	82,542

Operating loss	(18,278)	(24,819)

Other (income) expense:
Interest income	(118)	(102)
Interest expense	7,388	6,453
Pension curtailment gain	(15,844)	—
Other (income) expense	(190)	—

	(8,764)	6,351

Loss before income taxes	(9,514)	(31,170)
Benefit for income taxes	(3,652)	(13,904)

Net loss	$(5,862)	$(17,266)

Loss per share:
Basic and diluted	$(5.75)	$(17.11)

Weighted-average shares used in per share calculations:
Basic and diluted	1,019,929	1,009,454

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Fourteen weeks ended September 30, 2006	Thirteen weeks ended September 24, 2005
Operating activities
Net loss	$(5,862)	$(17,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of fixed assets	4,086	4,695
Amortization of intangible assets	396	481
Amortization of deferred financing costs	694	583
Stock option compensation expense	121	113
Loss on disposal of fixed assets	87	75
Deferred income taxes	(3,959)	(13,715)
Pension curtailment gain	(15,844)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,748)	537
Inventories	(49,406)	(48,494)
Prepaid advertising and other assets	(12,295)	(14,741)
Accounts payable and accrued liabilities	12,858	23,580
Deferred revenue	(7,593)	(7,011)

Net cash used in operating activities	(78,465)	(71,163)

Investing activities
Acquisition of fixed assets	(7,334)	(4,078)
Proceeds from the sale of fixed assets	1	8

Net cash used in investing activities	(7,333)	(4,070)

Financing activities
Borrowings of revolving debt	66,000	63,000
Payments of notes payable	—	(143)
Proceeds from exercise of stock options	—	1,230

Net cash provided by financing activities	66,000	64,087

Decrease in cash and cash equivalents	(19,798)	(11,146)
Cash and cash equivalents, beginning of period	23,802	24,854

Cash and cash equivalents, end of period	$4,004	$13,708

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

	Fourteen weeks ended September 30, 2006	Thirteen weeks ended September 24, 2005
Net cash used in operating activities	$(78,465)	$(71,163)
Stock option compensation expense	121	113
Changes in operating assets and liabilities	(58,184)	(46,129)
Loss on disposal of fixed assets	87	75
Deferred income taxes	(3,959)	(13,715)
Pension curtailment gain	(15,844)	—
Amortization of deferred financing costs	694	583
Depreciation and amortization	4,482	5,176

Net loss	$(5,862)	$(17,266)
Interest expense, net	7,270	6,351
Benefit for income taxes	(3,652)	(13,904)
Depreciation and amortization	4,482	5,176

EBITDA	$2,238	$(19,643)

(1) In the fourteen week period ended September 30, 2006, net loss and EBITDA included:

•	$15.8 million non-cash pension curtailment gain;

•	$0.6 million of consulting fees associated with information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of purchase accounting adjustments reflecting a one-time non-cash charge incurred primarily due to a step-up in store leaseholds and inventory value associated with the purchase accounting in connection with our acquisition of Harry & David Operations Corp. on June 17, 2004;

•	$0.2 million of severance expense;

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.1 million loss on disposal of assets; and

•	$0.2 million of income recognized from vendor settlements.

In the thirteen week period ended September 24, 2005, net loss and EBITDA included:

•	$0.4 million of losses related to closed stores;

•	$0.1 million of restructuring charges relating to a reduction in force implemented beginning in August 2004 instead of at the beginning of our prior fiscal year in April 2004;

•	$0.1 million of consulting fees associated with evaluating the Harry and David® brand strategy and information technology strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.1 million of rent expenses due to a change in accounting treatment;

•	$0.1 million of charges related to stock option grants:

•	$0.3 million of fees paid to Wasserstein and Highfields under the management agreement; and

•	$0.5 million of incremental employee executive recruiting and relocation charges.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA meets the definition of a non-GAAP financial measure.

EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward. However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.